Exhibit 99

Investor Contact:	Media Contact:
Ronald H. Spair	Jennifer Moritz
Chief Financial Officer	Zer0 to 5ive for OraSure Technologies
610-882-1820	917-748-4006
investorinfo@orasure.com	jmoritz@0to5.com

Accomplished Sales and Marketing Executive Joins OraSure Technologies

Management Team

BETHLEHEM, Pa. – January 4, 2011 – OraSure Technologies, Inc. (NASDAQ:OSUR) announced today that Tony Zezzo has joined the Company as its new Executive Vice President, Marketing and Sales, effective January 3, 2011.

In this position, Zezzo will have overall responsibility for the Company’s global marketing and sales operations, which includes the domestic and international sales teams for our infectious disease and substance abuse businesses, marketing, and client services/customer care. Zezzo will report to Douglas A. Michels, OraSure’s President and CEO.

Zezzo joins OraSure as an accomplished sales and marketing executive with almost 30 years experience in the diagnostics industry. He most recently served as Vice President, North America Sales and Marketing at the Ortho-Clinical Diagnostics division of Johnson & Johnson where he had responsibility for sales and marketing in the United States and Canada.

“We are delighted that Tony has joined OraSure to lead our Sales and Marketing teams,” said Michels. “Tony brings a tremendous depth of experience in the diagnostics business in both domestic and international markets. He is a proven sales and marketing executive who will ensure that we continue to build upon our leadership position in the markets we serve.”

Zezzo joined Johnson & Johnson in 1985 and held a series of increasingly responsible positions covering both domestic and international markets. At Ortho Diagnostic Systems, his initial responsibilities focused on growing sales in Ortho’s global blood screening, and blood bank businesses. In 1994, he became Executive Director, Johnson & Johnson Health Care Systems and was responsible for leading Johnson & Johnson’s sales and marketing efforts in the managed care market. Zezzo returned to Ortho Diagnostics as Executive Director, Marketing and Sales for the AIDS/Hepatitis Division in 1996. In 1999, he assumed the role of Vice President Sales and Marketing for all of Ortho’s businesses in the United States, Canada and Latin America.

Zezzo graduated from Grove City College. He belongs to the American Association of Blood Banks and is a member of the board at the National Blood Foundation.

About OraSure Technologies

OraSure Technologies develops, manufactures and markets oral fluid specimen collection devices using proprietary oral fluid technologies, diagnostic products including immunoassays and other in vitro diagnostic tests, and other medical devices. These products are sold in the United States as well as internationally to various clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations, distributors, government agencies, physicians’ offices, and commercial and industrial entities.

OraSure Technologies is the leading supplier of oral-fluid testing solutions for drugs of abuse and for the detection of antibodies to HIV.

For more information on the Company, please go to www.orasure.com.